Amended Annex A

Texas Capital Bank Wealth Management Services, Inc.

Fund	Fee (Annual Rate)	Initial Date
Texas Capital Texas Equity Index ETF	0.49%	June 30, 2023
Texas Capital Texas Oil ETF	0.35%	September 28, 2023
Texas Capital Texas Small Cap ETF	0.49%	September 28, 2023
Texas Capital Government Money Market ETF	0.20%	May 23, 2024

TEXAS CAPITAL FUNDS TRUST

By:
Name:	Edward Rosenberg
Title:	President

TEXAS CAPITAL BANK WEALTH MANAGEMENT SERVICES, INC.

By:
Name:	Bryan Kucholtz
Title:	Managing Director, Head of Private Wealth

Dated: July 1, 2024